SCHEDULE 13D

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     CUSIP No. 367631 10 8                           Page 1 of 7 Pages

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                            GATEWAY INDUSTRIES, INC.
    --------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
    --------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   367631 10 8

                                 (CUSIP Number)


                            Jeffrey L. Steele, Esq.
                             1775 Eye Street, N.W.
                             Washington, D.C. 20006
                                 (202) 261-3314
   --------------------------------------------------------------------------
                  Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                               September 28, 1998

             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------- ----------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Peter Cundill & Associates (Bermuda) Ltd.
          N/A

--------- ----------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                               (b) [X]

--------- ----------------------------------------------------------------------
          SEC USE ONLY
   3

--------- ----------------------------------------------------------------------

   4      SOURCE OF FUNDS
          OO

--------- ----------------------------------------------------------------------

   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)    [ ]


--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6      Bermuda
---------
--------------------------------------------------------------------------------
                           7
   NUMBER OF SHARES               SOLE VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON             0
         WITH

                       --------- -----------------------------------------------
                           8
                                  SHARED VOTING POWER
                                  0

                        --------- ----------------------------------------------
                           9
                                  SOLE DISPOSITIVE POWER
                                  0

                        --------- ----------------------------------------------
                           10
                                  SHARED DISPOSITIVE POWER
                                  0

----------- --------------------------------------------------------------------
    11
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            0

------------ -------------------------------------------------------------------
    12
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES  [ ]

------------ -------------------------------------------------------------------
    13
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0.00%

------------ -------------------------------------------------------------------
    14
             TYPE OF REPORTING PERSON
             CO, IA (Canadian)
------------ -------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1
          NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Peter Cundill Holdings (Bermuda) Ltd.
          N/A
--------- ----------------------------------------------------------------------
   2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                               (b) [ ]
--------- ----------------------------------------------------------------------
   3
          SEC USE ONLY

--------- ---------------------------------------------------------------------
   4
          SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)  [ ]

--------- ----------------------------------------------------------------------
   6
          CITIZENSHIP OR PLACE OF ORGANIZATION
          Bermuda

--------------------------------------------------------------------------------
      NUMBER OF
        SHARES             7      SOLE VOTING POWER
     BENEFICIALLY
       OWNED BY                   0
         EACH
      REPORTING
        PERSON
         WITH
                        --------- ----------------------------------------------
                           8      SHARED VOTING POWER
                                  0
                        --------- ----------------------------------------------

                           9      SOLE DISPOSITIVE POWER
                                  0
                        --------- ----------------------------------------------

                           10     SHARED DISPOSITIVE POWER

                                  0
------------ -------------------------------------------------------------------
    11
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             0
------------ -------------------------------------------------------------------
    12
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES  [ ]

------------ ------------------------------------------------------------------
    13
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0.00%
------------ -------------------------------------------------------------------
    14
             TYPE OF REPORTING PERSON
             HC
------------ -------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1
          NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          F. Peter Cundill
          N/A
--------- ----------------------------------------------------------------------
   2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                               (b)  [ ]
-------- -----------------------------------------------------------------------
   3
          SEC USE ONLY

--------- ---------------------------------------------------------------------
   4
          SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)  [ ]

--------- ----------------------------------------------------------------------
   6
          CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada

----------------------- --------- ---------------------------------------------

      NUMBER OF            7      SOLE VOTING POWER
        SHARES
     BENEFICIALLY                 0
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                        --------- ----------------------------------------------

                           8      SHARED VOTING POWER

                                  0
                        --------- ----------------------------------------------

                           9      SOLE DISPOSITIVE POWER

                                  0
                        --------- ----------------------------------------------

                           10     SHARED DISPOSITIVE POWER

                                  0

------------ -------------------------------------------------------------------
    11
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             0
------------ -------------------------------------------------------------------
    12
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES  [ ]

------------ -------------------------------------------------------------------
    13
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0.00%
------------ ------------------------------------------------------------------
    14
             TYPE OF REPORTING PERSON
             IN
------------ -------------------------------------------------------------------

         This Amendment No. 1 to the Statement on Schedule 13D heretofore filed on or about August 30, 1996, is filed by Peter Cundill & Associates (Bermuda) Ltd., a Bermuda corporation ("PCB"), Peter Cundill Holdings (Bermuda) Ltd., a Bermuda corporation ("Holdings"), and F. Peter Cundill, a Canadian citizen residing in England ("Cundill") (PCB, Holdings and Cundill are sometimes also referred to herein individually as a "Reporting Person" and collectively as "Reporting Persons"), to reflect the following amendments to Item 5:

         ITEM 5 IS  HEREBY  AMENDED  AND  RESTATED  TO  READ AS  FOLLOWS  IN ITS
ENTIRETY:

         Item 5(d):

         No  transactions  in the Shares  have been  effected  by the  Reporting
Persons or to the best knowledge of the Reporting Persons, by any executive officer, director, affiliate or subsidiary thereof during the past 60 days, except the following transactions, each of which was made in a broker's transaction in the open market.

Reporting Person       Sale/                           No. of Shares    Price
                       Purchase      Date                               Share
PCB on behalf of       Sale          9/28/98           50,000           $1.750
PCA
PCB on behalf of       Sale          9/28/98           150,000          $1.750
International

Item 5 (e):

         As of September 28, 1998, the Reporting Persons ceased to be the beneficial owners of more than five percent of the Issuer's Shares.

Item 7.  Materials Filed as Exhibits.

                  In accordance with Rule 101(a)(2)(ii) of Regulation ST, the following exhibits which have been previously filed in paper format, are not required to be restated electronically and are incorporated by reference herein.

                                            Exhibit  1 - Power of  Attorney  for
                                    Peter  Cundill &  Associates  (Bermuda)  Ltd
                                    (Incorporated by reference to Exhibit A to Item 7 of Amendment No. 9 to Schedule 13D filed by the Reporting Persons on October 12, 1995 with respect to the common stock of BRL Enterprises, Inc.)

                                            Exhibit  2 - Power of  Attorney  for
                                    Peter   Cundill   Holdings   (Bermuda)   Ltd
                                    (Incorporated by reference to Exhibit B to Item 7 of Amendment No. 9 to Schedule 13D filed by the Reporting Persons on October 12, 1995 with respect to the common stock of BRL Enterprises, Inc.)

                                            Exhibit 3 - Power of Attorney for F.
                                    Peter Cundill (Incorporated by reference to Exhibit C to Item 7 of Amendment No. 9 to
                                    Schedule 13D filed by the Reporting Persons on October 12, 1995 with respect to the common stock of BRL Enterprises, Inc.)

                                       SIGNATURES

         The undersigned certify, after reasonable inquiry and to the best knowledge and belief of the undersigned, that the information set forth in this Statement is true, complete and correct. The undersigned agree to the filing of this single Statement on Schedule 13D.


                                           PETER CUNDILL & ASSOCIATES
                                           (BERMUDA) LTD.


Date: October 5, 1998                       By: /s/Patrick W.D. Turley
                                                ----------------------
                                                Patrick W.D. Turley
                                                Attorney-in-Fact*


                                            PETER CUNDILL
                                            HOLDINGS
                                            (BERMUDA) LTD.


Date:  October 5, 1998                      By: /s/Patrick W.D. Turley
                                                ----------------------
                                                Patrick W.D. Turley
                                                Attorney-in-Fact*


                                            F. PETER CUNDILL


Date:  October 5, 1998                      By: /s/Patrick W.D. Turley
                                                ----------------------
                                                Patrick W.D. Turley
                                                Attorney-in-Fact*

*Pursuant to Power of Attorney on file with the Commission and incorporated by reference herein.